Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS
FISCAL 2018 THIRD-QUARTER SALES AND EARNINGS

Chicago, IL-March 1, 2018 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom- engineered and application-specific products and solutions, announced financial results for the third quarter and first nine months of Fiscal 2018 ended January 27, 2018.

Third Quarter Fiscal 2018
Methode's third-quarter Fiscal 2018 net sales increased $32.4 million, or 16.6 percent, to $228.0 million from $195.6 million in the same quarter of Fiscal 2017. Year over year, currency rate fluctuations increased net sales $4.4 million.

Net income decreased $48.0 million to a loss of $24.3 million or $0.65 per share, in the third quarter of Fiscal 2018 from income of $23.7 million, or $0.63 per share, in the same period of Fiscal 2017. In the Fiscal 2018 third quarter, the impact from increased tax expense due to the enactment of the Tax Cuts and Jobs Act (“U.S. Tax Reform”) was $56.8 million, or $1.52 per share.

Year over year, Fiscal 2018 third-quarter net income was negatively affected by:

•	increased tax expense of $56.8 million, due to the enactment of the U.S. Tax Reform;

•	higher wages expense of $1.6 million;

•	increased intangible asset amortization expense of $1.4 million related to acquisitions;

•	warranty expense in the Automotive segment of $1.0 million;

•	higher interest expense of $0.5 million;

•	increased travel expense of $0.4 million;

•	customer pricing reductions; and

•	unfavorable currency impact.

Year over year, Fiscal 2018 third-quarter net income benefitted from:

•	higher sales in the Automotive segment (inclusive of new acquisitions);

•
reversal of expense for performance-based stock award amortization of $6.0 million due to recent changes regarding Fiscal 2020 EBITDA estimates (driven primarily by the slower adoption of Dabir Surfaces medical devices);

•	increased international government grants of $2.1 million; and

•	gain from the sale of a licensing agreement of $1.6 million.

Consolidated gross margins as a percentage of net sales decreased to 26.4 percent in the Fiscal 2018 third quarter from 27.3 percent in the Fiscal 2017 period. Gross margins declined primarily as a result of sales mix related to newly acquired businesses in the Automotive segment, warranty expense, unfavorable currency impact and pricing reductions in the Automotive and Interface segments.

Selling and administrative expenses as a percentage of sales decreased to 9.9 percent for the Fiscal 2018 third quarter compared to 12.1 percent in the same period last year. Selling and administrative expenses decreased $1.2 million, or 5.1 percent, to $22.5 million in the Fiscal 2018 third quarter compared to $23.7 million in the prior-year third quarter due primarily to the reversal of the stock award expense as well as

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

the absence of expense related to operating units exited at the end of Fiscal 2017. This was partially offset by expenses from new acquisitions and increases for wages and travel.

Year over year, intangible asset amortization expense in the third quarter of Fiscal 2018 increased $1.4 million, or 233.3 percent, to $2.0 million, due to new acquisitions.

In the Fiscal 2018 third quarter, income tax expense increased $56.8 million to $63.4 million compared to $6.6 million in the Fiscal 2017 third quarter, primarily due to the enactment of the U.S. Tax Reform. The $56.8 million of U.S. Tax Reform expense can be further broken down into provisional estimates of $52.6 million for a one-time repatriation tax and $4.2 million for the re-measurement of U.S. deferred tax assets in the consolidated financial statements. The Company’s effective tax rate increased to 162.1 percent in the Fiscal 2018 period from 21.9 percent in the previous third quarter. The Company’s tax rate excluding the effects of the U.S. Tax Reform charge would have been 16.9 percent for the Fiscal 2018 third quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 third quarter to the same period of Fiscal 2017,

•	Net sales improved 22.9 percent, or $34.5 million ($22.0 million from Pacific Insight and $8.5 million from Procoplast), attributable to:

•	a 53.1 percent sales increase in Europe due to sales from Procoplast, higher customer-funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 21.6 percent sales improvement in North America due to sales from Pacific Insight and increased user interface product volume, partially mitigated by lower transmission lead-frame assemblies volume and pricing reductions; partially offset by

•	an 8.9 percent sales decrease in Asia due to lower sales of transmission lead-frame assemblies and steering angle sensor product volumes and pricing reductions.

•	Gross margins as a percentage of sales declined to 27.9 percent from 29.8 percent due to sales mix related to acquisitions, warranty expense, unfavorable currency impact and pricing reductions.

•
Income from operations improved $2.5 million, or 6.8 percent, resulting from higher sales and reversal of the stock award expense, partially offset by increased intangible asset amortization and warranty expense, pricing reductions and unfavorable currency impact.

Comparing the Interface segment's Fiscal 2018 third quarter to the same period of Fiscal 2017,

•	Net sales decreased 6.4 percent, or $1.9 million, attributable to:

•	a 40.0 percent sales decline in Asia due to lower legacy product volume; and

•	a 6.7 percent sales decrease in North America due to the exit of Connectivity at the end of Fiscal 2017, partially offset by increased radio remote control product volume.

•	Sales in Europe were constant, as improved radio remote control product volume was offset by decreased data solution product volume.

•
Gross margins as a percentage of sales decreased to 22.2 percent from 22.8 percent due to pricing reductions and unfavorable currency impact, partially offset by increased radio remote control product volume.

•	Income from operations increased $0.5 million, or 38.5 percent, due to lower legal fees and the reversal of stock award expense, partially offset by unfavorable currency impact.

Comparing the Power Products segment's Fiscal 2018 third quarter to the same period of Fiscal 2017,

•	Net sales decreased 1.3 percent, or $0.2 million, attributable to:

•	an 8.8 percent sales decrease in North America as the result of lower PowerRail® and other busbar product volumes; partially offset by

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

•	a 10.5 percent sales improvement in Europe driven by new product launches, partially offset by lower bypass switch product volume.

•	Sales in Asia were constant.

•	Gross margins as a percentage of sales decreased to 23.7 percent from 26.6 percent, primarily due to higher copper prices.

•
Income from operations declined $0.2 million, or 6.3 percent, as the result of lower sales and unfavorable sales mix, partially offset by the reversal of the stock award expense and lower bad debt expense.

First Nine Months Fiscal 2018
Methode's first-nine months of Fiscal 2018 net sales increased $62.6 million, or 10.5 percent, to $659.3 million from $596.7 million in the same period of Fiscal 2017. Year over year, currency rate fluctuations increased net sales by $6.5 million.

Net income decreased $49.3 million to $20.4 million, or $0.54 per share, in the first nine months of Fiscal 2018 from $69.7 million, or $1.86 per share, in the same period of Fiscal 2017. In the first nine months of Fiscal 2018, the impact from increased tax expense due to the enactment of the Tax Cuts and Jobs Act was $56.8 million, or $1.52 per share.

Year over year, Fiscal 2018 first-nine month net income was negatively affected by:

•	increased tax expense of $56.8 million, due to the enactment of the U.S. Tax Reform;

•	acquisition-related expenses and purchase accounting adjustments of $6.8 million;

•	increased wages and other compensation expenses of $2.1 million;

•	increased intangible asset amortization expense of $1.9 million related to acquisitions;

•	increased investment in Dabir Surfaces of $1.8 million;

•	the absence of commodity pricing adjustments in the Automotive segment of $1.0 million;

•	the absence of one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	warranty expense in the Automotive segment of $1.0 million;

•	customer pricing reductions;

•	unfavorable currency impact; and

•	unfavorable commodity pricing of certain raw materials.

Year over year, Fiscal 2018 first-nine month net income benefitted from:

•	higher sales in the Automotive (inclusive of new acquisitions) and Power Products segments;

•
reversal of expense for performance-based stock award amortization of $6.0 million due to recent changes regarding Fiscal 2020 EBITDA estimates (driven primarily by slower adoption of Dabir Surfaces medical devices);

•	gain from the sale of rights for a licensing agreement of $1.6 million; and

•	increased international government grants of $0.6 million.

Consolidated gross margins as a percentage of sales decreased slightly to 27.0 percent in the Fiscal 2018 nine months from 27.3 percent in the Fiscal 2017 nine months. Gross margins in the Fiscal 2018 period were negatively impacted by unfavorable sales mix related to acquisitions, warranty expense, purchase accounting adjustments, unfavorable currency impact, pricing reductions, higher commodity pricing on certain raw materials and increased investment in Dabir, partially offset by higher sales. Gross margins were favorably impacted in the Fiscal 2017 period by the commodity pricing adjustments and reversal of customer commercial accruals.

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

Selling and administrative expenses as a percentage of sales decreased to 12.6 percent for the Fiscal 2018 first nine months compared to 12.8 percent in the same period last year. Selling and administrative expenses increased $6.9 million, or 9.0 percent, to $83.3 million in the Fiscal 2018 first nine months compared to $76.4 million in the prior-year period, due primarily to acquisition-related expense, additional selling and administrative expenses from acquisitions and higher wages and travel expenses, partially mitigated by the reversal of the stock award expense and the absence of expense related to operating units exited at the end of Fiscal 2017.

Year over year intangible asset amortization expense in the Fiscal 2018 nine months increased $1.9 million, or 105.6 percent, to $3.7 million, due to new acquisitions.

In the first nine months of Fiscal 2018, income tax expense increased $54.3 million to $72.6 million compared to $18.3 million in the Fiscal 2017 period primarily due to the enactment of the U.S. Tax Reform. Of the total income tax expense of $72.6 million recorded during the Fiscal 2018 nine months, $56.8 million relates to U.S. Tax Reform. This can be further broken down into provisional estimates of $52.6 million for a one-time repatriation tax and $4.2 million for the remeasurement of U.S. deferred tax assets in the consolidated financial statements. The Company’s effective tax rate increased to 78.1 percent in the Fiscal 2018 period from 20.8 percent in the previous period. The Company’s tax rate excluding the effects of Tax Reform charge would have been 17.0 percent for the nine months of Fiscal 2018.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2018 nine months to the same period of Fiscal 2017,

•	Net sales increased 14.4 percent, or $66.5 million ($29.0 million from Pacific Insight and $17.6 million from Procoplast), attributable to:

•
a 41.6 percent sales improvement in Europe due to sales from Procoplast, increased customer- funded tooling and design fees, favorable currency impact and higher hidden switch and sensor product volumes; and

•
a 10.5 percent sales increase in North America due to sales from Pacific Insight and higher user- interface sales volumes, partially offset by center console pricing reductions, net of higher sales volumes and decreased transmission lead-frame assemblies volume and pricing reductions; partially offset by

•	an 8.9 percent sales decrease in Asia due to lower transmission lead-frame assemblies and steering angle sensor product volumes and pricing reductions.

•
Gross margins as a percentage of sales declined to 28.4 percent from 29.5 percent due to unfavorable sales mix due to acquisitions, warranty expense, purchase accounting adjustments, pricing reductions, and unfavorable currency impact. Gross margins in the Fiscal 2017 period were favorably impacted by commodity pricing adjustments and one-time reversal of accruals related to customer commercial issues.

•
Income from operations increased $6.9 million, or 6.2 percent, as the result of increased sales and the reversal of stock award expense, partially offset by acquisition-related costs, increased intangible asset amortization expense, warranty expense, pricing reductions, unfavorable currency impact, the absence of the Fiscal 2017 favorable commodity pricing adjustments and one-time reversal of accruals, and higher severance and travel expenses.

Comparing the Interface segment's Fiscal 2018 first nine months to the same period of Fiscal 2017,

•	Net sales decreased 9.1 percent, or $8.6 million, attributable to:

•	a 41.4 percent sales decline in Asia due to lower legacy product volume; and

•
a 12.7 percent sales decrease in North America due to the exit of Connectivity at the end of Fiscal 2017, partially mitigated by higher radio remote control and data solutions product volumes; partially offset by

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

•	a 10.3 percent sales improvement in Europe as the result of increased radio remote control product volume, partially offset by lower data solution product volume and pricing reductions.

•	Gross margins as a percentage of sales improved to 22.0 percent from 21.6 percent due to favorable sales mix, partially mitigated by lower sales volume and price reductions.

•
Income from operations increased to $4.0 million from a loss of $0.1 million due to favorable sales mix, lower legal expenses and the reversal of stock award expense, partially offset by lower sales volumes.

Comparing the Power Products segment's Fiscal 2018 first nine months to the same period of Fiscal 2017,

•	Net sales increased 12.3 percent, or $4.9 million, attributable to:

•	a 93.0 percent sales improvement in Europe driven by higher bypass switch product volume;

•	a 7.1 percent sales increase in Asia due to higher busbar product volume; partially offset by

•	a 2.9 percent sales decrease in North America.

•	Gross margins as a percentage of sales decreased to 25.9 percent from 26.3 percent due to unfavorable copper pricing, partially offset by higher sales.

•
Income from operations improved $1.6 million, or 20.8 percent, as the result of increased sales, the reversal of stock award expense and lower legal fees, partially mitigated by unfavorable copper pricing.

Guidance
Methode updated Fiscal 2018 guidance for sales to the range of $900 million to $910 million from a range of $880 million to $900 million, pre-tax income from operations to the range of $125 to $130 million from $114 to $127 million and earnings per share (inclusive of the U.S. Tax Reform charge) to the range of $1.23 to $1.33 from $2.43 to $2.63. The U.S. Tax Reform charge will negatively impact Fiscal 2018 earnings per share by $1.52.

The guidance ranges for Fiscal 2018 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	price of commodities, particularly copper and resins;

•	potential effect of increased legal fees related to the Hetronic lawsuit;

•	sales mix within the markets served;

•	currency exchange effect of the operations of foreign businesses;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items;

•	no additional acquisitions, divestitures or restructuring charges; and

•	changes to technical guidance or assumptions associated with the provisional tax estimate of U.S. tax reform.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “While tax reform will not dramatically change Methode’s tax rate, we believe it will provide much greater flexibility in how we manage our cash internationally.”

Mr. Duda concluded, “We remain very confident in our Dabir medical business, however, the pace and timing of its adoption continues to be constrained by the pace at which health systems adopt new products.”

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call will be available shortly after the call through April 1, 2018, by dialing (877) 481-4010 and providing Conference ID number 26119. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in Belgium, Canada, China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) ability to successfully market and sell Dabir Surfaces; (5) significant adjustments to expense based on the probability of meeting certain performance levels in our long-term incentive plan; (6) timing, quality and cost of new program launches; (7) ability to withstand price pressure, including pricing reductions; (8) success of Pacific Insight and Procoplast and/or our ability to implement and profit from new applications of the acquired technology; (9) recognition of goodwill impairment charges; (10) customary risks related to conducting global operations; (11) currency fluctuations; (12) the effect of any material modifications to NAFTA and other international trade agreements; (13) ability to withstand business interruptions; (14) dependence on our supply chain; (15) income tax rate fluctuations; (16) breach of our information technology systems; (17) dependence on the availability and price of raw materials; (18) continued economic challenges in Europe including the exit of the United Kingdom from the European Union; (19) fluctuations in our gross

Methode Electronics, Inc. Reports Fiscal 2018 Third-Quarter Financial Results

margins; (20) ability to keep pace with rapid technological changes; (21) ability to protect our intellectual property; (22) ability to avoid design or manufacturing defects; (23) ability to compete effectively; (24) successfully benefit from acquisitions and divestitures; (25) costs and expenses due to regulations regarding conflict minerals; and (26) the location of a significant amount of cash outside of the U.S.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 27, 2018	January 28, 2017	January 27, 2018	January 28, 2017
Net Sales	$228.0	$195.6	$659.3	$596.7

Cost of Products Sold	167.9	142.2	481.6	433.7

Gross Profit	60.1	53.4	177.7	163.0

Selling and Administrative Expenses	22.5	23.7	83.3	76.4
Amortization of Intangibles	2.0	0.6	3.7	1.8

Income from Operations	35.6	29.1	90.7	84.8

Interest Expense (Income), Net	0.3	(0.2)	0.3	(0.3)
Other Income, Net	(3.8)	(1.0)	(2.6)	(2.9)

Income before Income Taxes	39.1	30.3	93.0	88.0

Income Tax Expense	63.4	6.6	72.6	18.3

Net Income (Loss)	$(24.3)	$23.7	$20.4	$69.7

Basic and Diluted Income (Loss) per Share:
Basic	$(0.65)	$0.64	$0.54	$1.87
Diluted	$(0.65)	$0.63	$0.54	$1.86

Cash Dividends:
Common Stock	$0.11	$0.09	$0.29	$0.27

Weighted Average Number of Common Shares Outstanding:
Basic	37,292,934	37,217,302	37,275,041	37,297,757
Diluted	37,292,934	37,470,653	37,661,020	37,477,967

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	January 27, 2018	April 29, 2017
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$304.0	$294.0
Accounts Receivable, Net	201.4	165.3
Inventories:
Finished Products	14.6	10.9
Work in Process	15.6	8.7
Materials	53.4	38.3
Total Inventories	83.6	57.9
Prepaid and Refundable Income Taxes	0.6	0.6
Prepaid Expenses and Other Current Assets	15.7	12.5
Total Current Assets	605.3	530.3
Property Plan and Equipment:
Land	0.8	0.6
Buildings and Building Improvements	64.3	48.2
Machinery and Equipment	364.6	287.9
Property, Plant and Equipment, Gross	429.7	336.7
Less: Allowances for Depreciation	276.0	246.1
Property, Plant and Equipment, Net	153.7	90.6
Other Assets:
Goodwill	59.6	1.6
Other Intangible Assets, Net	65.6	6.6
Cash Surrender Value of Life Insurance	8.2	7.8
Deferred Income Taxes	35.9	40.4
Pre-production Costs	18.0	15.5
Other	13.5	11.2
Total Other Assets	200.8	83.1
Total Assets	$959.8	$704.0
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts Payable	$87.9	$75.3
Salaries, Wages and Payroll Taxes	20.1	18.7
Other Accrued Expenses	27.0	17.7
Short-term Debt	2.9	—
Income Tax Payable	12.4	12.7
Total Current Liabilities	150.3	124.4
Long-term Debt	116.0	27.0
Long-term Income Taxes Payable	48.3	—
Other Liabilities	8.2	2.6
Deferred Income Taxes	19.6	—
Deferred Compensation	10.2	8.9
Total Liabilities	352.6	162.9
Shareholders' Equity:
Common Stock, $0.50 par value, 100,000,000 shares authorized, 38,193,353 and 38,133,925 shares issued as of January 27, 2018 and April 29, 2017, respectively	19.1	19.1
Additional Paid-in Capital	135.8	132.2
Accumulated Other Comprehensive Income (Loss)	24.6	(25.7)
Treasury Stock, 1,346,624 shares as of January 27, 2018 and April 29, 2017	(11.5)	(11.5)
Retained Earnings	439.2	427.0
Total Shareholders' Equity	607.2	541.1
Total Liabilities and Shareholders' Equity	$959.8	$704.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	January 27, 2018	January 28, 2017
Operating Activities:
Net Income	$20.4	$69.7
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Gain on Sale of Licensing Agreement	(1.6)	—
Provision for Depreciation	16.3	15.8
Amortization of Intangible Assets	3.7	1.8
Stock-based Compensation	3.3	9.8
Provision for Bad Debt	0.1	—
Change in Deferred Income Taxes	(12.2)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	5.9	16.5
Inventories	(5.8)	3.1
Prepaid Expenses and Other Assets	14.6	(7.5)
Accounts Payable and Other Expenses	42.4	(2.5)
Net Cash Provided by Operating Activities	87.1	106.7
Investing Activities:
Purchases of Property, Plant and Equipment	(34.7)	(13.2)
Acquisition of Business, Net of Cash Received	(129.9)	—
Purchases of Technology Licenses, Net	(0.7)	—
Sale of Business/Investment/Property	0.3	—
Net Cash Used in Investing Activities	(165.0)	(13.2)
Financing Activities:
Taxes Paid Related to Net Share Settlement of Equity Awards	(0.3)	(1.1)
Purchase of Common Stock	—	(9.8)
Proceeds from Exercise of Stock Options	0.2	2.7
Tax Benefit from Stock Option Exercises	—	0.5
Cash Dividends	(10.6)	(10.3)
Proceeds from Borrowings	71.3	—
Repayment of Borrowings	(3.0)	(20.0)
Net Cash Provided (Used) in Financing Activities	57.6	(38.0)
Effect of Foreign Currency Exchange Rate Changes on Cash	30.3	(14.5)
Increase in Cash and Cash Equivalents	10.0	41.0
Cash and Cash Equivalents at Beginning of Year	294.0	227.8
Cash and Cash Equivalents at End of Period	$304.0	$268.8